Exhibit 99.1

    STILLWATER MINING COMPANY FILES FOR EXTENSION OF 2004 FORM 10-K DEADLINE,
            MAKES CHANGE IN ACCOUNTING METHOD AFFECTING 2004 RESULTS

    BILLINGS, Mont., March 17 /PRNewswire-FirstCall/ -- Stillwater Mining Company (NYSE: SWC), today filed a Form 12b-25 with the Securities and Exchange Commission (SEC) extending the deadline for filing its 2004 Annual Report on Form 10-K to March 31, 2005. The SEC has reviewed the Company's 2003 Annual Report on Form 10-K and the 2004 Quarterly Reports on Form 10-Q. As a result of this review, the Company will require additional time to finalize its financial statements due to a change in accounting method.

    The Company expects to file its 2004 Annual Report on Form 10-K with the SEC by the March 31, 2005 extended deadline. The Company also expects to file amendments to its 2003 Form 10-K and 2004 Form 10-Qs and release its 2004 earnings by such date.

    The Company will change its method of amortizing capitalized development costs within the mines. As previously disclosed in the Company's 2003 Annual Report on Form 10-K, the Company determined that its mining assets were impaired in the fourth quarter of 2003 and recorded an impairment charge to write down those assets to their estimated fair value. In accordance with applicable accounting guidance, the Company at the same time reviewed its accounting for the amortization of these mine assets. The Company determined that amortizing the mine infrastructure existing as of the end of 2003, over the mine life, based on total proven and probable ore reserves, continued to be appropriate and determined that new development expenditures after 2003 would be amortized over the ore reserves in the immediate and relevant vicinity of the related development.

    Following the SEC's review of its filings, the Company has determined to amortize all mine development costs, including those capitalized prior to December 31, 2003, using a consistent estimated useful life based on localized ore reserves and has changed its accounting policy accordingly. As a result of this change in accounting method, the Company will continue to amortize certain key infrastructure assets over the mine life, based on total proven and probable ore reserves. Ongoing mine development costs, including those incurred prior to 2004, will be amortized using ore reserves in the immediate and relevant vicinity of the related development. The change will be effective retroactively from January 1, 2004.

    For 2004, the Company estimates that the change in accounting method will result in an additional non-cash charge of approximately $20 million of which about $15 million can be attributed to the first nine months of 2004, reducing net earnings by such amount. The actual non-cash charge will be reflected in the Company's 2004 audited financial statements. The Company anticipates that the change in accounting method will have no effect on retained earnings prior to 2004. The Company and its auditors are also in the process of completing the annual review of internal controls and procedures, as required by Section 404 of the Sarbanes-Oxley Act of 2002.

    Stillwater Mining Company is the only U.S. producer of palladium and platinum and is the largest primary producer of platinum group metals outside of South Africa and Russia. The Company's shares are traded on the New York Stock Exchange under the symbol SWC. Information on Stillwater Mining can be found at its Web site: www.stillwatermining.com.

    Some statements contained in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and, therefore, involve uncertainties or risks that could cause actual results to differ materially. These statements may contain words such as "believes," "anticipates," "plans," "expects," "intends," "estimates" or similar expressions. These statements are not guarantees of the Company's future performance and are subject to risks, uncertainties and other important factors that could cause our actual performance or achievements to differ materially from those expressed or implied by these forward-looking statements. Such statements include, but are not limited to, comments regarding expansion plans, costs, grade, production and recovery rates, permitting, financing needs, the terms of future credit facilities and capital expenditures, increases in processing capacity, cost reduction measures, safety, timing for engineering studies, and environmental permitting and compliance, litigation and the palladium and platinum market. Additional information regarding factors which could cause results to differ materially from management's expectations is found in the section entitled "Risk Factors" in the Company's 2003 Annual Report on Form 10-K. The Company intends that the forward-looking statements contained herein be subject to the above- mentioned statutory safe harbors. Investors are cautioned not to rely on forward-looking statements. The Company disclaims any obligation to update forward-looking statements.

SOURCE  Stillwater Mining Company
    -0-                             03/17/2005

    /CONTACT: John W. Pearson of Stillwater Mining Company, +1-406-373-8742/ /Web site: http://www.stillwatermining.com /